Exhibit 99.1

For Immediate Release

Contacts:

Inspire Pharmaceuticals, Inc. Mary Bennett Senior Vice President, Operations and Communications (919) 941-9777 Extension 245	EURO RSCG Life NRP Mark Vincent (212) 845-4239

INSPIRE PHARMACEUTICALS ANNOUNCES MANAGEMENT CHANGE

DURHAM, NC – October 29, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that its President, Gregory J. Mossinghoff, has informed the company that he will resign from his position to pursue other opportunities.

“We are grateful to Greg for his many accomplishments and contributions over the last six years,” said Christy L. Shaffer, Ph.D., Chief Executive Officer. “Greg has played an integral role in negotiating partnerships, raising capital and expanding commercial operations. We thank him for his years of service and wish him well in his future endeavors.”

Mr. Mossinghoff will remain in his current position through June 2005 to ensure a smooth transition of his responsibilities to existing members of the management team. There are currently no plans to fill the position of President.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797